UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

May 26, 2005

Commission File Number 1-13873

STEELCASE INC.

Michigan (State of incorporation)	38-0819050 (IRS employer identification number)

901 44th Street SE Grand Rapids, Michigan (Address of principal executive offices)	49508 (Zip code)

(616) 247-2710

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement

In 2000, Steelcase Inc (“Steelcase”) began leasing two aircraft through a synthetic lease structure (“Aircraft Facility”). At February 27, 2004 the aircraft were capitalized and the related obligation was recorded as debt on the consolidated financial statements of Steelcase since the Aircraft Facility met the definition of a special-purpose entity under the provisions of FASB Interpretation No. 46.

On May 20, 2005, Steelcase Financial Services Inc. (“SFSI”) entered into a series of agreements with Bank of America, National Association, Wells Fargo Bank Northwest, National Association, and certain other lenders and liquidity banks to satisfy outstanding obligations to third-parties under the Aircraft Facility. Pursuant to these agreements, SFSI paid $47.1 million to acquire the remaining interests in the leased aircraft and assumed the rights of the lessor under the Aircraft Facility. As a result, all third party obligations related to the Aircraft Facility were terminated and SFSI continues to lease the aircraft to Steelcase.

Since the Aircraft Facility was previously consolidated in the financial statements of Steelcase, this transaction resulted in a reduction of consolidated debt of $46.9 million with no increase in the property and equipment of Steelcase. Based on current interest rates, this transaction is expected to favorably impact future annualized net income by $1.3 million as a result of reduced interest expense and bank fees, partially offset by reduced interest income.

Copies of the related documents are attached as Exhibit 10.01 and are incorporated by reference herein.

ITEM 1.02. Termination of a Material Definitive Agreement

The disclosure included under Item 1.01 above is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits

Exhibit
Number	Description
10.01	Aircraft Sale and Aircraft Lease Assignment, Assumption and Amendment Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Steelcase Inc.

Date: May 26, 2005
/S/ James P. Keane

James P. Keane
Senior Vice President,
Chief Financial Officer
(Duly Authorized Officer and
Principal Financial Officer)

EXHIBIT INDEX

Exhibit
Number	Description
10.01	Aircraft Sale and Aircraft Lease Assignment, Assumption and Amendment Agreement